CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 30, 2021 with respect to the financial statements and financial highlights of Conductor Global Equity Value (a fund in the Two Roads Shared Trust) included in the Certified Shareholder Report of Registered Management Investment Companies on Form N-CSR, which is incorporated by reference on Form N-14 (the “Registration Statement”). We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the caption “Financial Highlights.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
April 26, 2022